Exhibit 10.1

AMENDMENT TO
ANIKA THERAPEUTICS, INC.
SECOND AMENDED AND RESTATED 2003 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, Anika Therapeutics, Inc. (the “Company”) desires to amend the Company’s Second Amended and Restated 2003 Stock Option and Incentive Plan (the “Plan”) to increase the aggregate number of shares authorized for issuance under the Plan by 650,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company and reduce the fungible share ratio (the “Plan Amendment”); and

WHEREAS, on April 11, 2013, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 18 of the Plan, the Plan is hereby amended as follows:

1.	Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,800,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan.  In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 400,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 3,800,000 shares of the Stock may be issued in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under this Section 3(a), as an Award of (i) one and nine-tenths (1.9) shares of Stock, with respect to full value Awards granted on or prior to June 18, 2013, or (ii) one and five-tenths (1.5) shares of Stock, with respect to full value Awards granted after June 18, 2013, for each such share of Stock actually subject to the Award.  The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under this Section 3(a), as an Award for one (1) share of Stock for each such share of Stock actually subject to the Award.  Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.”

2.
The Plan Amendment shall be effective upon approval of the stockholders of the Company at the June 18, 2013 Annual Meeting of Stockholders.  If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.